Exhibit 99.2

Wellesley Bancorp, Inc. Announces Date of 2015 Annual Meeting of Shareholders

WELLESLEY, Mass.--(BUSINESS WIRE)--February 3, 2015--Wellesley Bancorp, Inc. (Nasdaq: WEBK) today announced that its annual meeting of shareholders will be held on Wednesday, May 20, 2015.

Wellesley Bancorp, Inc. is the holding company for Wellesley Bank, a community-oriented financial institution. Wellesley Bank has been serving Wellesley and the greater Boston area since 1911. Our team of highly experienced and knowledgeable bankers provides exceptional and trusted advice to successful individuals, families, businesses, private partnerships, nonprofit organizations, foundations and trusts. We do so with the greatest degree of personal attention and confidentiality.

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer